Exhibit 10.1

NORTHERN OIL AND GAS, INC.
315 Manitoba Avenue – Suite 200
Wayzata, Minnesota 55391

January 2, 2015

CONFIDENTIAL

TRT Holdings, Inc.
4001 Maple Avenue
Suite 600
Dallas, Texas 75219
Attention: Mr. Robert B. Rowling, Chief Executive Officer

Ladies and Gentlemen:

Robert B. Rowling, Cresta Investments, LLC, Cresta Greenwood, LLC and TRT Holdings, Inc. (together, “TRT”) and Northern Oil and Gas, Inc. (the “Company”), in consideration of the respective representations, warranties, covenants, agreements and conditions set forth in this letter agreement (this “Agreement”), and, intending to be legally bound, hereby agree as follows:

1.           Minnesota Business Combination Law.

a.           The Company represents, warrants and certifies to TRT that (i) in accordance with Section 302A.673 of the Minnesota Business Corporation Act (the “MBCA”), a duly authorized committee (the “Committee”) of the Company’s Board of Directors (the “Board”) consisting of solely of disinterested directors has been formed for purposes of considering whether to approve the acquisition by TRT and their respective affiliates and associates of additional shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in an amount which, when combined with shares that TRT beneficially owns as of the date of this Agreement, would equal 10% or more of the issued and outstanding Common Stock, (ii) attached hereto as Annex A is a true and complete copy of the duly adopted and binding resolution of the Committee, which resolution is in full force and effect, (A) expressly approving, for purposes of Section 302A.673 of the MBCA, the acquisition by TRT and their respective affiliates and associates, in a single transaction or in a series of transactions, of additional shares of the Common Stock in excess of 10% of the issued and outstanding Common Stock but less than 20% of the issued and outstanding Common Stock, and (B) providing that neither TRT nor any of their respective affiliates or associates will be or will be deemed to be an interested shareholder of the Company, and will not be subject to the restrictions applicable to interested shareholders under the MBCA, if TRT and their respective affiliates or associates become the beneficial owner of 10% or more of the issued and outstanding Common Stock but less than 20% of the issued and outstanding Common Stock, and (iii) the Company and the Board (including any committee thereof) has not taken and will not take, directly or indirectly, any action that would prohibit, prevent, penalize or otherwise restrict TRT and their respective affiliates and associates from acquiring beneficial ownership of up to 20% of the issued and outstanding Common Stock.

b.           TRT agrees that if TRT becomes the beneficial owner, directly or indirectly, of twenty percent or more of the Common Stock or voting power of the outstanding Common Stock of the Company (the “20% Shareholder,” the date of such event, the “20% Shareholder Date”), then TRT and TRT’s affiliates and associates may not engage in any Extraordinary Transaction (as defined below) for a period of four years following the 20% Shareholder Date unless the Extraordinary Transaction or the acquisition of shares made by TRT to cause TRT to become a 20% Shareholder is approved by a Special Committee (as defined below).

c.           If TRT makes a good faith definitive proposal in writing to the Board regarding an Extraordinary Transaction, the Special Committee shall consider and take action on the proposal and respond in writing within 30 days after receipt of the proposal by TRT, setting forth its decision regarding the proposal.

d.           If TRT makes a good faith definitive proposal in writing to the Board to acquire shares such that TRT would become a 20% Shareholder, a Special Committee shall consider and take action on the proposal and respond in writing within 30 days after receipt of the proposal by TRT, setting forth its decision regarding the proposal.

e.           If TRT makes a good faith definitive proposal in writing to the Board pursuant to Section 1(c) or Section 1(d), the Board shall promptly form a committee (the “Special Committee”) composed solely of one or more disinterested directors.  The Special Committee shall take action on the proposal by the affirmative vote of a majority of members of the Special Committee.  No larger proportion or number of votes shall be required. Notwithstanding the provisions of Section 302A.241, subdivision 1 of the MBCA, the Special Committee shall not be subject to any direction or control by the Board with respect to the Special Committee’s consideration of, or any action concerning, an Extraordinary Transaction or acquisition of shares pursuant to this Section 1(e).

f.           Notwithstanding the foregoing, if TRT becomes a 20% Shareholder solely as a result of a repurchase of shares by, or a recapitalization of, the Company or other similar action, TRT shall not be deemed to be a 20% Shareholder for purposes of this Agreement, unless: (i) the repurchase, recapitalization, conversion, or similar action was proposed by or on behalf of, or pursuant to any agreement, arrangement, relationship, understanding, or otherwise (whether or not in writing) with, TRT or any affiliate or associate of TRT; or (ii) TRT thereafter acquires beneficial ownership, directly or indirectly, of outstanding shares of Common Stock and, immediately after the acquisition, is a 20% Shareholder.

g.           For purposes of this Agreement, the terms “affiliates,” “associates,” “beneficial owner,” “control,” “disinterested directors” and “interested shareholder” shall have the meanings assigned to such terms in the MBCA.

2.           Annual Meeting.  Subject to the compliance in all material respects by the Company and the Board with their obligations under this Agreement:

a.           At the 2015 annual meeting of the Company’s shareholders (the “2015 Annual Meeting”), TRT will, and will cause their respective affiliates and associates under their control to, vote all shares of Common Stock that they are entitled to vote at the 2015 Annual Meeting:

i. in favor of the election of each of the Board’s nominees for director,

ii. in accordance with the Board’s recommendation with respect to any proposal (A) requesting the ratification of the Company’s independent registered public accounting firm, and (B) to approve, on an advisory basis, the compensation of Company’s named executive officers under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and

iii. on any other matters that may properly come before the 2015 Annual Meeting, in the same manner and proportion as the other shareholders of the Company vote their shares of Common Stock on such matters.  The Company and TRT will work together in good faith to ensure that the shares of Common Stock that TRT and their respective affiliates and associates under their control are entitled to vote at the 2015 Annual Meeting are voted accordingly with respect to such other matters.

b.           From the date of this Agreement until the 2015 Annual Meeting, TRT will not, and will cause their respective affiliates and associates under their control not to, and will not encourage any third party to, initiate or propose any shareholder proposal or seek the nomination of any candidate as a director of the Company at the 2015 Annual Meeting.

c.           As reasonably practicable following the date of this Agreement, the Company will set a date for the 2015 Annual Meeting, which date will be no later than May 30, 2015, and will establish a record date for the 2015 Annual Meeting, which record date will be within sixty days of the date of the 2015 Annual Meeting.

3.           Proposals for Extraordinary Transactions.  Subject to the compliance in all material respects by the Company and the Board with their obligations under this Agreement:

a.           Notwithstanding the foregoing, from the date of this Agreement until the earlier of May 30, 2015 or the 2015 Annual Meeting, TRT will not, and will cause their respective affiliates and associates under their control not to, and will not encourage any third party to, make any proposal or offer, or otherwise disclose an intent to make a proposal or offer, with respect to an Extraordinary Transaction (as defined below).  Notwithstanding anything to the contrary in this Agreement, the restrictions set forth in this Section 3(a) shall terminate and be of no further force and effect if (i) the Company enters into a definitive agreement with respect to, or announces that it plans to enter into, a transaction involving all or a majority of the Company’s outstanding Common Stock or the consolidated assets of the Company and its subsidiaries (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance, spin-off or other direct or indirect disposition of assets or another transaction), or (ii) any third party commences a tender offer or exchange offer for all or a majority of the Company’s Common Stock.  For purposes of this Agreement, the term “Extraordinary Transaction” means any merger, consolidation, business combination, tender or exchange offer, sale or purchase of a substantial amount of securities or assets other than in the ordinary course of business, dissolution, liquidation, restructuring, recapitalization or similar transaction with or involving the Company or any of its subsidiaries.

b.           TRT will not, and will cause their respective affiliates and associates under their control not to, and will not encourage any third party to, call or seek to have called any special meeting of the shareholders of the Company on or prior to December 31, 2015.

4.           Non-Solicitation.  Subject to the compliance in all material respects by the Company and the Board with their obligations under this Agreement, during the period beginning on the date of this Agreement and continuing until the earlier of (such earlier date, the “Termination Date”): (i) October 31, 2015 or (ii) the date that is 60 days prior to any advance notice deadline applicable to stockholders of the Company for bringing any stockholder proposal or nominating any candidate as a director of the Company at the 2016 annual meeting of the Company’s shareholders, TRT will not, and will cause their respective affiliates and associates under their control not to, and will not encourage any third party to, “solicit” (as such term is defined in Rule 14a-1(l) under the Exchange Act) shareholders of the Company with respect to the approval of any shareholder proposal or the nomination of any candidate as a director of the Company in opposition to the recommendation of the Board.

5.           Non-Disparagement.

a.           Beginning on the date of this Agreement and continuing until the Termination Date, TRT will not, and will cause their affiliates and associates under their control not to, engage in any conduct or solicit, make or cause to be made, any statement or opinion or communicate any information (whether oral or written) (collectively, “Conduct”) that is calculated to or reasonably could be expected to have the effect of (i) undermining, impugning, disparaging or otherwise in any way reflecting adversely or detrimentally upon the Company, or any of its representatives acting on its behalf, or the Company’s affiliates and associates under its control, or (ii) accusing or implying that the Company, or any of its representatives acting on its behalf, or the Company’s affiliates and associates under its control, engaged in any wrongful, unlawful or improper conduct; except, in each case, with respect to any claim (A) relating to the performance of obligations under this Agreement or for breach of or to enforce this Agreement and (B) that cannot be waived by law (collectively, the “Excluded Claims”).

b.           Beginning on the date of this Agreement and continuing until the Termination Date, the Company will not, and will cause its affiliates and associates under its control not to, engage in any Conduct that is calculated to or reasonably could be expected to have the effect of (i) undermining, impugning, disparaging, or otherwise in any way reflecting adversely or detrimentally upon TRT, or any of their respective representatives acting on their behalf, or TRT’s affiliates and associates under their control, or (ii) accusing or implying that TRT, or any of their respective representatives acting on their behalf, or TRT’s affiliates and associates under their control, engaged in any wrongful, unlawful or improper conduct; except, in each case, with respect to any Excluded Claim.

c.           The foregoing covenants in this Section 5 will not apply to any (i) non-public oral statements made directly to a party hereto or its representatives, (ii) compelled testimony or production, either by legal process, subpoena or otherwise, and (iii) response to any request for information from any governmental authority having jurisdiction over a party, so long as no action of such party, or any representative acting on its behalf, invited or suggested such request.

6.           Additional Agreements.  TRT agrees that, from the date of this Agreement until December 31, 2015, neither TRT nor any of their affiliates or associates under their control will, and it will cause each of their affiliates and associates under their control not to, directly or indirectly, in any manner:

a.           form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock, except for such “group” identified in TRT’s Schedule 13D filed with the Securities and Exchange Commission on December 8, 2014; provided, however, that nothing herein shall limit the ability of an affiliate of TRT to join the “group” following the execution of this Agreement, so long as any such affiliate agrees to be bound by the terms and conditions of this Agreement;

b.           deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than in accordance with this Agreement; and

c.           purchase and acquire shares of Common Stock that do not include all voting rights for such shares.

7.           Miscellaneous.

a.           No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  This Agreement (including Annex A, which is incorporated into and constitutes an integral part of this Agreement) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written, and prior and contemporaneous oral, agreements and understandings between the parties with respect to the subject matter hereof.  This Agreement may be modified or waived only by a separate writing executed by TRT and the Company expressly so modifying or waiving this Agreement.

b.           Money damages would be an inadequate remedy for breach of this Agreement by TRT or the Company, as applicable, because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in the event that this Agreement is breached, the irreparable injury that would be suffered by the non-breaching party in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages.  Therefore, TRT and the Company will be entitled to specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach by TRT or the Company, as applicable, and TRT and the Company further waive any requirement for the securing or posting of any bond in connection with any such remedy and shall not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.  Such remedy shall not be deemed to be the sole or exclusive remedy for any breach of this Agreement by TRT or the Company, as applicable, but shall be in addition to all other remedies available at law or equity to the non-breaching party.  The provisions of this Agreement shall be enforced to the fullest extent permissible under the law and public policies applied in the jurisdiction in which enforcement is sought.  Accordingly, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Notwithstanding the foregoing, if such provision, covenant or restriction could be more narrowly drawn so as not to be invalid, prohibited or unenforceable, it shall be so narrowly drawn, without invalidating the remaining provisions of this Agreement.

c.           This Agreement, and any claims arising out of, relating to or associated with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Minnesota without reference to the conflict of laws principles or any other principle that could require the application of the laws of any other jurisdiction.  Each of TRT and the Company (i) irrevocably agrees that any suit, action or proceeding arising out of, relating to or associated with this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery or any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom, (ii) consents to submit itself to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any suit, action or proceeding arising out of, relating to or associated with this Agreement in any court other than the aforesaid courts, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) irrevocably waives, and will not assert, to the fullest extent permitted by applicable law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

d.           Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either the Company or TRT without the prior written consent of the other parties, and any attempt to do so will be void.  Subject to the preceding sentence, all the terms and provisions of this Agreement will inure to the benefit of and will be enforceable by the successors, assigns, heirs, executors and administrators of the Company and TRT, as applicable.  Except as otherwise expressly set forth herein, nothing contained in this Agreement will create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or a successor, heir, executor, administrator (as applicable) or permitted assignee of such party.

e.           Neither the Company nor TRT shall issue any press release or public announcement concerning this Agreement without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Company or TRT (as applicable), disclosure is otherwise required by applicable law or by the applicable rules of any stock exchange on which the Company lists securities or in order to comply with any covenants contained in any credit agreements or indentures.

f.           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any words imparting the singular number only shall include the plural and vice versa.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The word “including” means “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

Northern Oil & Gas

By:     /s/ Erik J. Romslo
Name:  Erik J. Romslo
Title:  EVP, General Counsel & Secretary

Confirmed and Agreed to:

TRT Holdings, Inc.

By:     /s/ Robert B. Rowling
Name:  Robert B. Rowling
Title:    Chief Executive Officer

CRESTA INVESTMENTS, LLC

By:     /s/ Michael G. Smith
Name:  Michael G. Smith
           Title:    Secretary

CRESTA GREENWOOD, LLC

By:      /s/ Michael G. Smith
Name:  Michael G. Smith
           Title:    Vice President and Secretary

            /s/Robert B. Rowling
            Robert B. Rowling

[Signature Page to Letter Agreement between TRT and the Company]